LORD ABBETT U.S. GOVERNMENT SECURITIES MONEY MARKET FUND, INC.
                 (formerly LORD ABBETT CASH RESERVE FUND, INC.)

                              MANAGEMENT AGREEMENT


                  AGREEMENT made as of this 14th day of October, 1981 by and between LORD ABBETT U.S. GOVERNMENT SECURITIES MONEY MARKET FUND, INC., a Maryland Corporation (hereinafter called the "Corporation"), and LORD, ABBETT & CO., a New York partnership (hereinafter called the "Investment Manager").

                  WHEREAS, the Corporation, desires to obtain the investment management services of the Investment Manager and the Investment Manager is willing to provide services of the nature desired upon the terms and conditions hereinafter provided.

                  NOW,  THEREFORE,  in consideration of the mutual covenants and
of  other  good  and  valuable   consideration,   receipt  of  which  is  hereby
acknowledged, it is agreed as follows:

                  1. The Corporation hereby employs the Investment Manager under the terms and conditions of this Agreement, and the Investment Manager hereby accepts such employment and agrees to perform supervisory functions of the Corporation with respect to the investment and reinvestment of its property and assets (whether or not held in trust or in the custody of a bank or trust company subject to the Corporation's direction or control) including, without limitation, the supervision of its investment portfolio and the recommendation of investment policies and procedures within the

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limitations set forth in the Corporation's  Registration  Statement on file with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940, as amended (the "Act").

                  The   Investment   Manager  agrees  to  maintain  an  adequate
organization of competent persons to perform the supervisory functions mentioned herein.

                  All recommendations with respect to the investment portfolios will be made to the Corporation's trading department which, with the approval of authorized officers of the Corporation, will execute all trades in accordance with the Corporation's investment procedures.

                  The Investment Manager reserves the right, in its discretion, to purchase or otherwise obtain statistical information and services from other sources, including affiliated persons of the Investment Manager.

                  Notwithstanding the provisions of this paragraph 1, the investment policies and procedures and all other actions of the Corporation are, and shall at all times be, subject to the control and direction of its Board of Directors.

                  2. The Corporation agrees to pay the Investment Manager for its services under this Agreement and for the expenses assumed, a management fee computed and payable monthly at the annual rate of three quarters .50 of 1% of the value of the Corporation's average daily net assets not in excess of $250,000,000, .45 of 1%


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of such  assets not in excess of  $500,000,000  and .40 of 1% of such  assets in excess of $500,000,000. The value of the net assets of the Corporation shall include all assets held in trust or in custody of any bank, savings bank or trust company for the Corporation, subject to its control or direction, and shall be determined as provided in the Articles of Incorporation of the Corporation. The fee shall be paid on the first day of each month for the preceding month.

         It is understood that any supplemental advisory or statistical services which may be provided to the Corporation or to the Investment Manager from time to time by independent broker-dealers or persons other than the Investment Manager, for whatever reason, shall not reduce the amount of the fees payable to the Investment Manager hereunder. It is recognized that such supplementary advisory or statistical services may be useful to the Investment Manager and the Corporation, but their value is indeterminable and is not to be considered a substitute for the services provided by the Investment Manager hereunder.

                  3. It is understood that the services of the Investment Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Investment Manager, or any officer, director, partner or employee thereof, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to

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those of the Corporation) or to engage in other  activities.  When other clients of the Investment Manager desire to purchase or sell the same portfolio security at the same time as the Corporation, it is understood that such purchases and sales will be made as nearly as practicable on a pro rata basis in proportion to the amounts desired to be purchased or sold by each client.

                  4. The Corporation will, at its own expense, furnish to the Investment Manager periodic (but not less than semi-annually) statements of its books of account, including balance sheets and earnings statements, and all other information which may reasonably be required, from time to time, by the Investment Manager, and will, at its own expense, at all times keep the Investment Manager fully advised as to the cash, securities and other property then comprising its assets, and furnish daily detailed price makeup sheets with respect to its investment portfolio and shares of its capital stock.

                  5. The Investment Manager shall be under no obligation to pay any fees, costs, expenses or other charges of the Corporation, except for the compensation of its officers and directors who are affiliated with the Investment Manager, sales and promotional costs, including the costs of printing prospectuses used for offering shares other than to existing shareholders, rent for its office space; and except for the ordinary and necessary office and clerical expenses relating to research, statistical work

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and supervision of the Corporation's  investment  portfolio,  to be performed by the Investment Manager under paragraph 1 of this Agreement. The Corporation will pay all other fees, cost, expenses or charges relating to its assets and operations, including without limitation, office and clerical expenses not relating to research, statistical work and supervision of the Corporation's investment portfolio; fees and expenses of directors not affiliated with the investment Manager, governmental fees; interest charges, taxes, association membership dues; fees and charges for legal and auditing services (including preparation of tax returns); fees and expenses of any custodians or trustees with respect to custody of its assets; fees, charges and expenses of dividend disbursing agents, registrars and transfer agents (including the cost of keeping all necessary shareholder records and accounts, and handling any problems relating thereto, and the expense of furnishing to all shareholders statements of their accounts after every transaction, including the expense of mailing); cost and expense of preparing, printing and mailing stock certificates, prospectuses and reports, notices and proxy statements to shareholders and cost of preparing reports to governmental agencies; brokerage fees and commissions of every kind and expenses in connection with the execution of portfolio security transactions (including the cost of any service or agency designed to facilitate the purchase and sale of portfolio securities); insurance premiums;

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the cost of qualification  and  registration,  of the Corporation and its shares under federal, state and other securities laws; and any other fee, cost, expense or charge of any kind not expressly assumed by the Investment Manager under this Agreement.

                  Notwithstanding the above, the Investment Manager will pay expenses of the Corporation in excess of 1/2 of 1% of average daily net assets for the first 120 days following the effective date of the initial Registration Statement of the Corporation filed with the Securities and Exchange Commission under the Securities Act of 1933; thereafter, the Investment Manager may, but is not required to, pay all or any portion of expenses of the Corporation not expressly assumed by the Investment Manager under the Agreement. Any such expenses paid by the Investment Manager which are not reimbursable by the Investment Manager pursuant to state expense limitations described below shall be paid back to the Investment Manager by the Corporation. Such repayment shall be made as follows: for any month that the Corporation's ratio of operating expenses to average net asses on an annualized basis is less than 8/10 of 1%, the Corporation shall pay the Investment Manger an amount equal in dollars to the difference in dollars between the expenses at the actual expense ratio and those at a ratio of 8/10 of 1%; any such payments shall be made monthly and shall continue until the amount of reimbursement is paid in full or until September 30, 1988, whichever first occurs.

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                  Notwithstanding  any other  provision  of this  Agreement,  if expenses (including the management fee hereunder but excluding interest, taxes, brokerage fees, and where permitted, extraordinary expenses) borne by the Corporation in any fiscal year exceed expense limitations applicable to the Corporation imposed by state securities administrators, as such limitations may be lowered or raised from time to time, the Investment Manger will reimburse the Corporation for any such excess.

  If the Investment Manager pays for other expenses of the Corporation or furnishes without charge to the Corporation services the cost of which is to be borne by the Corporation under this Agreement, the Investment Manager shall not be deemed to have waived its rights under this Agreement to have the Corporation pay for such expenses or provide or pay for such services in the future.

                  6. The Investment Manager agrees that it shall observe and be bound by all of the provisions of the Articles of Incorporation (including any amendments thereto) of the Corporation which shall in any way limit or restrict or prohibit or otherwise regulate any action by the Investment Manager.

                  7. The Investment Manager assumes no responsibility under this Agreement and, having so acted, the Investment Manager shall not be held liable or accountable for any mistakes of law or fact, or for any error or omission of its officers, directors,

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partners or employees,  or for any loss or damage arising or resulting therefrom suffered by the Corporation or any of its stockholders, creditors, directors or officers; provided however, that nothing herein shall be deemed to protect the
Investment   Manager  against  any  liability  to  the  Corporation  or  to  its stockholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder. The Investment Manager shall not be responsible for any action of the Board of Directors of the Corporation in following or declining to follow any advice or recommendation of the Investment Manager.

                  8. Neither this Agreement nor any other transaction between the parties hereto pursuant to this Agreement shall be invalidated or in any way affected by the fact that any or all of the directors, officers, stockholders, or other representatives of the Corporation are or may be interested in the Investment Manager, or any successor or assignee thereof, or that any or all of the directors, officers, partners, or other representatives of the Investment Manager are or may be interested in the Corporation, except as otherwise may be provided in the Investment Company Act of 1940. The Investment Manager in acting hereunder shall be an independent contractor and not any agent of the Corporation.

                  9. This Agreement shall become effective upon the effective date of the Registration Statement of the Corporation

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filed with the  Securities and Exchange  Commission  under the Securities Act of
1933 on May 21, 1979, and continue in force until February 4, 1981, and is renewable annually thereafter by specific approval of the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Corporation; any such renewal shall be approved by the vote of a majority of the directors who are not parties to this Agreement or interested persons of the Investment Manager or of the Corporation, cast in person or at a meeting called for the purpose of voting on such approval.

                  This Agreement may be terminated without penalty at any time by the Corporation upon 60 days' written notice. This Agreement shall automatically terminate in the event of its assignment. The terms "interested persons", "assignment" and "vote of a majority of the outstanding voting securities" shall have the same meaning as those terms are defined in the Investment Company Act of 1940.

                  10. The Investment Manager reserves the right to grant the use of the name "LORD ABBETT" or "LORD, ABBETT & CO.", or any derivative thereof, to any other investment company or business enterprise. The Investment Manager reserves the right to withdraw from the Corporation the use of the name "LORD ABBETT" and the use of its registered service mark; at such time of withdrawal of the right to use the name "LORD ABBETT", the Investment Manager agrees

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that the question of continuing this Agreement may be submitted to a vote of the
Corporation's shareholders. In the event of such withdrawal or the termination of this Agreement, for any reason, the Corporation will, on the written request of the Investment Manager, take such action as may be necessary to change its name and eliminate all reference to the words "LORD ABBETT" in any form, and will no longer use such registered service mark.

         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers and its corporate seal to be affixed hereto, and the Investment Manager has caused this Agreement to be executed by one of its partners all on the day and year first above written.

                                   LORD ABBETT CASH RESERVE FUND, INC.



                                   By:/S/ ROBERT S. DRISCOLL
                                       Chairman of the Board



/S/ GARY J. STRUM
Assistant Secretary


                                            LORD, ABBETT & CO.



                                            By: /S/ KENNETH B. CUTLER
                                                     A Partner


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